Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-290665
333-290665-01

BofA Finance LLC

Senior Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Bank of America Corporation

When BofA Finance LLC (“BofA Finance”) initially offered to sell you certain of its Senior Medium-Term Notes, Series A (the “notes”), BofA Finance prepared a preliminary pricing supplement (each, a “preliminary pricing supplement”), which supplements and forms a part of the offering document(s) relating to such notes referenced therein.

This prospectus addendum supplements and amends the preliminary pricing supplement(s) relating to the notes you have been offered, each of which references a prospectus (the “Original Prospectus”) and a prospectus supplement (the “Original Prospectus Supplement”), each dated December 30, 2022, and may reference a supplement designated as a “product supplement” (each, an “Original Product Supplement”). BofA Finance has filed a new registration statement on Form S-3 with the U.S. Securities and Exchange Commission, which became effective on December 8, 2025 and, in connection therewith, BofA Finance has filed a new prospectus (the “Replacement Prospectus”), prospectus supplement (the “Replacement Prospectus Supplement”) and certain new product supplements (each, a “Replacement Product Supplement”), each dated December 8, 2025. As a result, you should read this prospectus addendum and the preliminary pricing supplement(s) relating to the notes you have been offered together with the Replacement Prospectus, the Replacement Prospectus Supplement and, if applicable, the applicable Replacement Product Supplement(s).

With respect to each preliminary pricing supplement dated prior to the date of this prospectus addendum relating to an offering having a pricing date on or after the date of this prospectus addendum:

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all references in such preliminary pricing supplement to the Original Prospectus (or to any section of the Original Prospectus) are deemed to refer instead to the Replacement Prospectus (or to the corresponding section of the Replacement Prospectus), which may be accessed via the following link: https://www.sec.gov/Archives/edgar/data/70858/000119312525310914/d51237d424b3.htm;

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all references to the Original Prospectus Supplement (or to any section of the Original Prospectus Supplement) are deemed to refer instead to the Replacement Prospectus Supplement (or to the corresponding section of the Replacement Prospectus Supplement), which may be accessed via the following link: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm; and

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all references to an Original Product Supplement (or to any section of such Original Product Supplement) are deemed to refer instead to the applicable Replacement Product Supplement set forth in the table below in the row corresponding to such Original Product Supplement, each of which may be accessed via the applicable hyperlink included in such row (or to the corresponding section of such Replacement Product Supplement):

Original Product Supplement	Replacement Product Supplement

Product Supplement No. EQUITY-1 dated December 30, 2022	Product Supplement No. EQUITY-1 dated December 8, 2025

Product Supplement No. EQUITY MLI-1 dated September 13, 2024	Product Supplement No. EQUITY MLI-1 dated December 8, 2025

Product Supplement No. STOCK-1 dated December 30, 2022	Product Supplement No. STOCK-1 dated December 8, 2025

Product Supplement No. WF-1 dated March 8, 2023	Product Supplement No. WF-1 dated December 8, 2025

Product Supplement No. WF-2 dated June 16, 2025	Product Supplement No. WF-2 dated December 8, 2025

Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the Replacement Prospectus, “Risk Factors” beginning on page S-7 of the Replacement Prospectus Supplement and “Risk Factors” (or any similarly titled section) in any applicable Replacement Product Supplement and in the applicable preliminary pricing supplement, as well as applicable risk factors incorporated by reference in the Replacement Prospectus from time to time, for a discussion of certain risks that should be considered in connection with an investment in the notes.

The notes are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks, including possible loss of principal.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the notes nor passed upon the adequacy or accuracy of this prospectus addendum, the Replacement Prospectus, the Replacement Prospectus Supplement, any Replacement Product Supplement or any preliminary pricing supplement. Any representation to the contrary is a criminal offense.

BofA Securities

Prospectus Addendum to preliminary pricing supplements described above,

Prospectus dated December 8, 2025 and Prospectus Supplement dated December 8, 2025

December 8, 2025